Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-228732 on Form S-4 of Dominion Energy, Inc. of our reports dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of SCANA Corporation and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion and includes an emphasis of matter paragraph regarding legal, legislative, and regulatory matters that may result in material impacts to results and the liquidity of the Company as a result of the abandoned Nuclear Project), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2017, which is incorporated by reference from the Current Report on Form 8-K of Dominion Energy, Inc. filed on January 2, 2019, and to the reference to us under the heading “Experts” in the consent statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

January 4, 2019